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                                                                    EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                          SNYDER COMMUNICATIONS, INC.


                                      AND


                            SNYDER ACQUISITION CORP.


                                      AND


                                   MMD, INC.


                                      AND


                         THE STOCKHOLDERS OF MMD, INC.




                          DATED AS OF JANUARY 6, 1997
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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is entered into as of this 6th day of January 1997, by and among Snyder Communications, Inc., a Delaware corporation ("Snyder"), and Snyder Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Snyder ("SAC"), and MMD, Inc., a New Jersey corporation ("MMD"), and Andrew Arkin, Theodore Klein, and Barbara Saltzman, the sole stockholders of MMD (collectively, the "Stockholders"). Snyder, SAC, MMD and the Stockholders are referred to collectively herein as the "Parties" and individually as a "Party."

                                   RECITALS:

         WHEREAS, in consideration of the mutual agreements of the parties as set forth herein, the boards of directors of Snyder, SAC and MMD deem it in the best interests of their respective stockholders that SAC be merged with and into MMD upon the terms and subject to the conditions of this Agreement (the "Merger").

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which each issued and outstanding share of MMD common stock shall be converted into the right to receive shares of Snyder common stock.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   AGREEMENT:

         1.      Definitions.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504, or any similar group defined under a similar provision of state, local or foreign law.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, or transaction that proximately, directly and foreseeably forms the basis for any specified consequence.

         "Closing" has the meaning set forth in Section 2(c) below.
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         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of MMD or Snyder, if any, that is not already generally available to the public.

         "DGCL" has the meaning set forth in Section 2(a) below.

         "Determination" has the meaning set forth in Section 6(y) below.

         "Disclosure Schedule" has the meaning set forth in Section 6 below.

         "Effective Time" has the meaning set forth in Section 2(b) below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Deposit" has the meaning set forth in Section 9(f)(ii) below.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statements" has the meaning set forth in Section 6(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "IC Claim" has the meaning set forth in Section 9(a) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill





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associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "IRS" means the Internal Revenue Service.

         "IRS Audit" has the meaning set forth in Section 9(a) below.

         "Knowledge" means the knowledge of each Stockholder after reasonable investigation. For the purposes of this Agreement, the knowledge of one Stockholder shall be attributed to the other Stockholders. The Stockholders shall be deemed to have "Knowledge" of any matter which is clearly and unambiguously disclosed in the books, records or files of MMD that were created on or after the date of employment of Mrs. Saltzman by MMD. For the purposes of the representations and warranties contained in Sections 6(f) and 6(j), the knowledge of MMD's independent accountants and tax advisors shall be attributed to the Stockholders.

         "Liability" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Merger" shall mean the merger of SAC with and into MMD in accordance with the terms of this Agreement.

         "MMD" has the meaning set forth in the first paragraph of the Recitals.

         "MMD Certificate of Merger" has the meaning set forth in Section 2(a) below.

         "MMD Common Shares" means the shares of the common stock, no par value, of MMD.

         "MMD Common Share Certificates" has the meaning set forth in Section 4(a) below.

         "MMD Per Share Consideration " has the meaning set forth in Section 4(a) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "New Jersey GCL" has the meaning set forth in Section 2(a) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).





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         "Party" or "Parties" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

         "Requisite Stockholders" means Stockholders holding a majority in interest of the MMD Common Shares as set forth in Section 6(b) of the Disclosure Schedule.

         "SAC" has the meaning set forth in the preface above.

         "SAC Certificate of Merger" has the meaning set forth in Section 2(a) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Share Consideration" has the meaning set forth in Section 4(b) below.

         "Snyder" has the meaning set forth in the preface above.

         "Snyder Common Shares" shall mean the shares of common stock, par value $0.001, of Snyder received by Stockholders in connection with the Merger.

         "Stockholders" has the meaning set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in Section 2(a) below.





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         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Unaudited October Balance Sheet" has the meaning set forth in Section 6(h) below.

         "Third Party Claim" has the meaning set forth in Section 9(d) below.

         2.      Merger; Effective Time; Closing; Deliveries at Closing


         (a) Merger. Subject to the terms and conditions of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of the State New Jersey (the "New Jersey GCL"), at the Effective Time (as defined in Section 2(b)), SAC and MMD shall consummate the Merger in which (i) SAC shall be merged with and into MMD and the separate corporate existence of SAC shall thereupon cease, (ii) MMD shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of New Jersey and (iii) the separate corporate existence of MMD with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL and the New Jersey GCL.

         (b) Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, SAC and MMD shall (i) cause to be executed
(A) a Certificate of Merger in the form required by the DGCL (the "SAC Certificate of Merger") and (B) a Certificate of Merger in the form required by the New Jersey GCL (the "MMD Certificate of Merger"), and (ii) cause the SAC Certificate of Merger to be filed with the Delaware Secretary of State as provided in the DGCL and the MMD Certificate of Merger to be filed with the New Jersey Secretary of State as provided in the New Jersey GCL. The Merger shall become effective at (i) such time as the SAC Certificate of Merger has been duly filed with the Delaware Secretary of State and the MMD Certificate of Merger has been duly filed with the New Jersey Secretary of State or (ii) such other time as is agreed upon by the Stockholders and Snyder and specified in the SAC Certificate of Merger and the MMD Certificate of Merger. Such time is hereinafter referred to as the "Effective Time."

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shaw, Pittman, Potts & Trowbridge, 2300 N Street,





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N.W., Washington, D.C.  20037, commencing at 9:00 a.m. local time on the date of this Agreement (the "Closing Date").

         3. Certificate of Incorporation; By-laws; and Directors and Officers of Surviving Corporation

         (a) Certificate of Incorporation. The certificate of incorporation of MMD, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the New Jersey GCL.

         (b) By-Laws. The by-laws of MMD, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         (c) Directors and Officers. The directors and officers of SAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and by-laws of the Surviving Corporation.

         4. Share Consideration; Conversion or Cancellation of Shares in Merger; Purchase Price.

         (a) Share Consideration; Conversion or Cancellation of Shares in Merger. At the Effective Time, by virtue of the Merger and without any action by the parties, (A) each outstanding share of common stock, no par value, of MMD (the "MMD Common Shares") (i) shall be converted into the number of shares of common stock, $.001 par value, of Snyder (the "Snyder Common Shares") set forth in Section 4(b) (the "MMD Per Share Consideration"), (ii) shall cease to be outstanding, and (iii) shall be canceled and retired and shall cease to exist, and each Stockholder, as the holder of certificates (the "MMD Common Share Certificates") representing such MMD Common Shares, shall cease to have any rights with respect thereto, except the right to receive the MMD Per Share Consideration therefor upon the surrender of such certificates in accordance with this Section 4(a) and (B) each outstanding share of common stock, $0.001 par value, of SAC shall be converted into one share of common stock of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

                 At the Closing, upon surrender of the MMD Common Share Certificates to Snyder for cancellation, the Stockholders shall be entitled to receive certificates representing the Share Consideration (as defined in Section 4(b)), registered in the names requested by the Stockholders prior to the Closing (subject to applicable pooling restrictions), and the MMD Common Share Certificates so surrendered shall forthwith be canceled.

         (b) The purchase price payable by Snyder in connection with the Merger shall be 1,354,500 Snyder Common Shares (the "Share Consideration") and shall be payable to the Stockholders pro-rata in proportion to their relative percentage ownership interests in MMD





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immediately prior to the consummation of the Merger.  The "Merger Share Price"
shall mean $26.13.

         5.      Representations and Warranties Concerning the Merger.

         (a) Representations and Warranties of the Stockholders. Each of the Stockholders represents and warrants to SAC and Snyder that the statements contained in this Section 5(a) are correct and complete as of the date hereof with respect to himself or herself:

                 (i) Authorization of Transaction. Each of the Stockholders has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Stockholders, enforceable in accordance with its terms and conditions. None of the Stockholders need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement; provided, however, no representation or warranty is being made with respect to the enforceability of the covenant not to compete provision contained in Section 7(e) hereof.

                 (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Stockholder is subject, or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Stockholder is a party or by which he or she is bound or to which any of his or her assets is subject.

                 (iii) Brokers' Fees. None of the Stockholders or MMD has Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than to the extent MMD may be alleged to have an obligation to Lazard Freres pursuant to that letter agreement dated June 8, 1995 which was terminated by MMD by letter dated January 11, 1996.

                 (iv). Investment. Each of the Stockholders (A) understands that the Snyder Common Shares acquired by such Stockholder pursuant to this Agreement have not been registered under the Securities Act, or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Snyder Common Shares solely for his or her own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Snyder and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Snyder Common Shares, and (E) is able to bear the economic risk and lack of liquidity inherent in holding Snyder Common Shares which have not been registered under the Securities Act.





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                 (v)      MMD Common Shares. Each of the Stockholders holds of
record and owns beneficially the number of MMD Common Shares set forth next to his or her name in Section 6(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except for the agreements set forth on Section 5(a)(v) of the Disclosure Schedule (which agreements shall be terminated prior to the execution of this Agreement), none of the Stockholders is a party to any option, warrant, purchase right, or other contract or commitment that could require one or more Stockholders to sell, transfer, or otherwise dispose of any MMD Common Shares (other than pursuant to this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any MMD Common Shares.

                 (vi) Continuity of Interest. None of the Stockholders has any plan, intention or arrangement to sell, transfer or otherwise dispose of, during the 12 month period following the Effective Time, the Snyder Common Shares to be received by them in the Merger which, in the aggregate, would constitute a majority of the aggregate Share Consideration.

         (b) Representations and Warranties of SAC and Snyder. SAC and Snyder jointly and severally represent and warrant to the Stockholders and MMD that the statements contained in this Section 5(b) are correct and complete as of the date hereof:

                 (i) Organization of SAC and Snyder. Each of SAC and Snyder is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                 (ii) Authorization of Transaction. Each of SAC and Snyder has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of SAC and Snyder, enforceable in accordance with its terms and conditions. Neither SAC nor Snyder need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except in connection with the federal securities laws and any applicable "Blue Sky" or state securities laws.

                 (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either SAC or Snyder is subject or any provision of its charter or bylaws or (B) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either SAC or Snyder is a party or by which it is bound or to which any of its assets is subject.





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                 (iv)     Brokers' Fees. Neither SAC nor Snyder has any
Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                 (v) New York Stock Exchange. Snyder is in compliance in all material respects with its New York Stock Exchange Listing Agreement, and the Snyder Common Shares to be issued to the Shareholders in the Merger have been listed on the New York Stock Exchange, subject to official notice of issuance.

                 (vi) SEC Filings. Snyder is in compliance in all material respects with its obligation under the Securities Exchange Act of 1934 to publicly disclose material information in a timely fashion.

                 (vii) Snyder Prospectus. On the date that Snyder's final prospectus dated September 24, 1996 relating to the offering of Snyder Common Shares was filed with the Securities and Exchange Commission (the "Commission"), such prospectus complied in all material respects with the requirements of the Securities Act of 1933 and the General Rules and Regulations of the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                 (viii) Absence of Changes. Since the date that Snyder's final prospectus relating to the Snyder Common Shares was filed with the Commission, there has not been any material adverse change in the business, assets, financial condition, results of operations or future prospects of Snyder.

                 (ix) Disclosure. The representations and warranties contained in this Section 5(b) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5(b) not misleading.

         6. Representations and Warranties Concerning MMD. The Stockholders and MMD represent and warrant to SAC and Snyder that the statements contained in this Section 6 are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the Stockholders and MMD to SAC and Snyder on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section
6. Except for the representations and warranties contained in paragraph (b) and (b-1) and the first sentence of paragraph (a) below, all representations and warranties made by the Stockholders and MMD are made only to the extent of the Knowledge of the Stockholders.

         (a) Organization, Qualification, and Corporate Power. MMD is a corporation duly organized, validly existing, and in good standing under the laws of New Jersey. MMD is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. MMD has full corporate power and authority and all licenses,





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permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 6(a) of the Disclosure Schedule lists the directors and officers of MMD. The Stockholders have delivered to SAC and Snyder correct and complete copies of the certificate of incorporation and by-laws of MMD (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of MMD are correct and complete. MMD is not in default under or in violation of any provision of its certificate of incorporation or by-laws.

         (b) Capitalization. The entire authorized capital stock of MMD consists of 2,500 MMD Common Shares, of which 966 MMD Common Shares are issued and outstanding and no MMD Common Shares are held in treasury. All of the issued and outstanding MMD Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Stockholders as set forth in Section 6(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require MMD to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to MMD. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the MMD Common Shares.

         (b-1)   Authorization of Transaction.  MMD has full power and
authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of MMD, enforceable in accordance with its terms and conditions; provided, however, no representation or warranty is being made with respect to the enforceability of the covenant not to compete provision contained in Section 7(e) hereof. MMD need not give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which MMD is subject or any provision of the charter or bylaws of MMD or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which MMD is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). MMD is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (d) Title to Assets. MMD has good title to, or a valid leasehold interest in, the properties and assets used by it or shown on the Unaudited October Balance Sheet or acquired





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
after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Unaudited October Balance Sheet.

         (e) Subsidiaries. MMD does not have any Subsidiaries, operating or otherwise.

         (f) Financial Statements. Attached hereto as Exhibit B are the balance sheets and statements of income, changes in stockholders' equity, and cash flow of MMD (collectively the "Financial Statements") as of and for the fiscal years ended October 31, 1994 and October 31, 1995, and the balance sheet and statement of income as of and for the fiscal year ended October 31, 1996 (the "Most Recent Fiscal Year End"). The Financial Statements as of and for the fiscal years ended October 31, 1994 and October 31, 1995 have been audited, and the Financial Statements as of and for the fiscal year ended October 31, 1996 are subject to year-end audit adjustments. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of MMD as of such dates and the results of operations of MMD for such periods in accordance with GAAP, and are consistent with the books and records of MMD (which books and records are correct and complete in all material respects), except that the Financial Statements as of and for the fiscal year ended October 31, 1996 do not include the required cash flow statements, changes in stockholders' equity, or the footnotes in accordance with GAAP.

         (g) Events Subsequent to Most Recent Fiscal Year End. Since October 31, 1996, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of MMD. Without limiting the generality of the foregoing, since that date:

                 (i) MMD has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                 (ii) MMD has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                 (iii) no party (including MMD) has accelerated the obligation to pay any money, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which MMD is a party or by which it is bound outside the Ordinary Course of Business;

                 (iv) MMD has not imposed any Security Interest upon any of its assets, tangible or intangible;

                 (v) MMD has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                 (vi) MMD has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                 (vii) MMD has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                 (viii) MMD has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (ix) MMD has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                 (x) MMD has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                 (xi) there has been no change made or authorized in the charter or by-laws of MMD;

                 (xii) MMD has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 (xiii) MMD has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (xiv) MMD has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                 (xv) MMD has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xvi) MMD has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (xvii) MMD has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xviii) MMD has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                 (xix) MMD has not received notice from the IRS or any applicable state authority that would indicate that the services being provided by its sales representatives or field managers are being provided in the capacity as employee and not that of an independent contractor;

                 (xx) MMD has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors;

                 (xxi) MMD has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                 (xxii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving MMD; and

                 (xxiii) MMD is not under any legal obligation, whether written or oral, to do any of the foregoing.

         (h) Undisclosed Liabilities. MMD does not have any Liability, except for (i) Liabilities set forth on the face of or reserved against in the balance sheet of MMD, as of October 31, 1996, as set forth on Schedule 6(h) (the "Unaudited October Balance Sheet") and (ii) Liabilities which have arisen after October 31, 1996 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (i) Legal Compliance. MMD has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

         (j)     Tax Matters.

                 (i) MMD has filed all Tax Returns that it was required to file, including, without limitation, any Tax Returns required to be filed with any state. The Tax Returns reflect accurately all liabilities for Taxes for the periods covered thereby. All Taxes owed by MMD with respect to the periods covered by the Tax Returns have been paid. MMD currently is not the beneficiary of any extension of time within which to file any Tax Return. Since October 31, 1994, there is no pending claim being made by an authority in a jurisdiction where MMD does not file Tax Returns alleging that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of MMD that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (ii) MMD has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, or other third party.

                 (iii) There is no dispute or claim concerning any Tax Liability of MMD claimed or raised by any authority in writing. Section 6(j) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to MMD for taxable periods ended on or after October 31, 1990, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholders have delivered to SAC and Snyder correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by MMD since October 31, 1990.

                 (iv) MMD has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (v) MMD has not filed a consent under Code Section 341(f) concerning collapsible corporations. MMD has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. MMD has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). MMD has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. MMD is not a party to any Tax allocation or sharing agreement. MMD (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was MMD) or (B) has any Liability for the Taxes of any Person (other than MMD) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (vi) MMD has been a subchapter S corporation for federal income taxes since November 1, 1993 and has made all requisite filings under the Code.

         (k)     Real Property.

                 (i)      MMD does not own any real property:

                 (ii) Section 6(k)(ii) of the Disclosure Schedule lists all real property leased or subleased to MMD. The Stockholders have delivered to SAC and Snyder correct and complete copies of the leases and subleases listed in Section 6(k)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 6(k)(ii) of the Disclosure
Schedule:
                 (A) the lease or sublease is legal, valid, binding, enforceable on MMD, and in full force and effect;

                 (B) no consent is required with respect to any lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of any lease or sublease;

                 (C) MMD is not, and has not received notice that any other party to the lease or sublease is, in breach or default, and MMD does not know of, and has not received notice that any other party to the lease or sublease knows of, an event that has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (D) MMD has not, and has not received notice that any other party to the lease or sublease has, repudiated any provision thereof;

                 (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                 (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                 (G) MMD has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                 (H) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required by MMD in connection with the operation thereof and have been operated and maintained by MMD in accordance with applicable laws, rules, and regulations; and

                 (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

    (1)  Intellectual Property.

         (i) MMD owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the businesses of MMD as presently conducted, other than Intellectual Property that, individually or in the aggregate, is not material to the operation of the businesses of MMD as presently conducted. Each item of Intellectual Property owned or used by MMD immediately prior to the Closing hereunder will be owned or available for use by MMD on identical terms and conditions immediately subsequent to the Closing hereunder. MMD has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses, other than Intellectual Property that, individually or in the aggregate, is not material to the operation of the businesses of MMD as presently conducted.

                 (ii) MMD has not received notice of any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation (including any claim that MMD must license or refrain from using any Intellectual Property rights of any third party) of any Intellectual Property rights of third parties. MMD has not received notice nor issued notice to the effect that any third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of MMD.

                 (iii) MMD has no patent or registration which has been issued to MMD with respect to any of its Intellectual Property.

                 (iv) MMD does not use any Intellectual Property that any third party owns pursuant to license, sublicense, agreement, or permission. The Stockholders have delivered to SAC and Snyder correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

         (m) Tangible Assets. MMD owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted. The tangible assets, taken as a whole, are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used.

         (n) Bonuses and Profit-Sharing Distributions.Bonuses and Profit-Sharing Distributions. The total amount paid or accrued by MMD for fiscal year 1996 management bonuses as of October 31, 1996 is $252,681. All bonuses and profit-sharing distributions earned by management, directors and employees of MMD through October 31, 1996 have been accrued by MMD. All bonuses approved by the board of directors of MMD at their meeting on December 31, 1996 are set forth on the Disclosure Schedule, are payable as compensation for services rendered in 1996 and will be accounted for as expenses during the period from November 1, 1996 to December 31, 1996. All bonus plans under which Mrs. Saltzman is a beneficiary have been terminated effective November 1, 1996. All bonus plans under which other officers, directors or employees of MMD are beneficiaries are listed in Section 6(n) of the Disclosure Schedule.

         (o) Line of Credit. MMD has not incurred any indebtedness for borrowed money under its line of credit since October 31, 1996.

         (p) Investment in Nippon Pharma Promotion K.K. MMD has no agreement or commitment to make any further capital contribution, loan or distribution to Nippon Pharma Promotion K.K. and the amount of the investment in Nippon Pharma Promotion K.K. set forth on the Unaudited October Balance Sheet has been paid in full by MMD and MMD has no further payment obligations thereunder.

         (q) Contracts. Section 6(q) of the Disclosure Schedule lists the following contracts and other agreements to which MMD is a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                 (ii) all agreements with pharmaceutical companies or with any other company which requires MMD to perform supplemental sales or marketing services;

                 (iii) any agreement concerning a partnership or joint venture;

                 (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality or noncompetition;

                 (vi) any agreement with any of the Stockholders and their Affiliates (other than MMD);

                 (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                 (viii)   any collective bargaining agreement;

                 (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                 (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

                 (xi) any agreement under which the consequences of a default or termination could have a material adverse effect; or

                 (xii) the agreements with MMD's top five independent contractors for the fiscal year ended October 31, 1996 based on gross fees paid by MMD for the fiscal year ended October 31, 1996.

The Stockholders have delivered to SAC and Snyder a correct and complete copy of each written agreement listed in Section 6(q) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 6(q) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable on MMD, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable on the Surviving Corporation, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) MMD is not, and has not received notice that any other party to such agreement is in breach or default, and MMD does not know of, and has not received notice that any other party to the agreement knows of, an event has occurred, which with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) MMD has not received notice that any other party has repudiated any provision of the agreement.

         (r) Notes and Accounts Receivable. All notes and accounts receivable of MMD are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Unaudited October Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MMD.

         (s) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of MMD.

         (t) Insurance. Section 6(t) of the Disclosure Schedule sets forth certain information with respect to each insurance policy to which MMD is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect against MMD; (B) MMD is not in breach or default in connection with any policy (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) MMD has not, and has not received notice that any party has, repudiated any provision thereof.

         (u) Litigation. Section 6(u) of the Disclosure Schedule sets forth each instance in which MMD (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, or
(iii) has been threatened with any claim arising out of any injury or alleged injury from products sold pursuant to MMD's services or marketing efforts.
None of the actions, suits, proceedings, hearings, claims and investigations set forth in Section 6(u) of the Disclosure Schedule could reasonably be expected to have a material adverse effect.

         (v) Product Liability. All purchases and sales of pharmaceutical products that occur as a result of MMD's sales representatives' marketing efforts are made directly or indirectly between the pharmaceutical company and the ultimate purchaser. The sales representatives of MMD do not sell any pharmaceutical products to the ultimate purchaser of such products.

         (w) Employees. MMD has not received notice that any executive, key employee, or group of employees of MMD will terminate their employment with MMD prior to the date hereof. MMD is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. MMD has not committed any unfair labor practice. No organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of MMD.

         (x) Independent Contractors. All filings and submissions made by MMD with respect to its sales representatives for federal and state income tax purposes and federal and state unemployment purposes have treated such sales representatives as independent contractors. MMD has filed on a timely basis a Form 1099 for each individual classified by MMD as an independent contractor for the period in which such individual performed services for MMD. The Stockholders do not have current, actual knowledge (as described in Section 9(f)(i) below) that MMD, since the issuance by the Internal Revenue Service (the "IRS") of the determination letter dated February 20, 1970 (the "Determination"), has managed, and otherwise operated with respect to, all sales representatives classified as independent contractors in violation of the guidelines set forth in the Determination or representations made in connection with the Determination. MMD has managed and otherwise operated with respect to all of its sales representatives in a consistent manner in all material respects since the date of its formation in 1982. No implication or inference shall be derived from the representations and warranties contained in this Section 6(x) that the Stockholders have current, actual knowledge of the representations made to the IRS in connection with the Determination.

         (y)     Employee Benefits.

                 (i) Section 6(y) of the Disclosure Schedule lists each Employee Benefit Plan that MMD maintains or to which MMD contributes.

                          (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                          (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of MMD. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                          (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                          (F) The Stockholders have delivered to SAC and Snyder correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                 (ii) With respect to each Employee Benefit Plan that MMD maintains or ever has maintained since January 1, 1991 or to which it contributes, has contributed since January 1, 1991, or has been since January 1, 1991 required to contribute:

                          (A) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer
                 Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                          (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Stockholders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                          (C) MMD has not incurred, and none of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of MMD has any reason to expect that MMD will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                 (iii) MMD does not contributes to, has not contributed to since January 1, 1991, or has not been required to contribute since January 1, 1991 to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                 (iv) MMD does not maintain or has not maintained or contributed to, , or has not been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B) since January 1, 1991.

         (z) Guaranties. MMD is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (aa)    Environment, Health, and Safety.

                 (i) All properties and equipment used in the business of MMD are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins and dibenzofurans.

         (ab) Certain Business Relationships with MMD. None of the Stockholders and their Affiliates has been involved in any business arrangement or relationship with MMD within the past 12 months, and none of the Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of MMD.

         (ac) Contracts with Pharmaceutical Companies. With respect to any contracts with pharmaceutical companies to which MMD is a party, the Stockholders have no Basis to believe (i) any such contract will be prematurely terminated or not be renewed upon expiration or (ii) that any material term contained in any such contract will be renegotiated in a manner which could reasonably be expected to adversely affect MMD prior to such contract's expiration. (Snyder and SAC acknowledge and agree that the representation made in clause (i) of this Section 6(ac) does not imply by negative implication or otherwise that the Stockholders have any Basis to believe that any such contract will be renewed upon expiration.)

         (ad) Disclosure. The representations and warranties contained in this Section 6 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6 not misleading.

         7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Stockholders acknowledge and agree that from and after the Closing the Surviving Corporation and Snyder will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to MMD.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving MMD, each of the other Parties will cooperate with him or her and his or her counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

         (c) Transition. None of the Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of MMD from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with MMD prior to the Closing.

         (d) Confidentiality. Each of the Stockholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Snyder or destroy, at the request and option of Snyder, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession. In the event that any of the Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Stockholders will notify Snyder promptly of the request or requirement so that Snyder may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then the Stockholders may disclose the Confidential Information to such tribunal; provided, however, that the disclosing Stockholder shall use his or her best efforts to obtain, at the request of Snyder, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Snyder shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         (e) Covenant Not to Compete. Unless employed by the Surviving Corporation or Snyder after the Closing, for a period of five years from and after the Closing Date, none of the Stockholders will engage directly or indirectly in any business that the Surviving Corporation or Snyder conducts as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (f) Snyder Common Shares. Each certificate issued to the Stockholders representing the Snyder Common Shares will be imprinted with a legend substantially in the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.

Each Stockholder desiring to transfer any of the Snyder Common Shares received in connection with the Merger, other than in a registered offering or pursuant to a sale which counsel for Snyder confirms is in compliance with Rule 144 of the Securities Act of 1933, must first furnish Snyder with (i) a written opinion satisfactory to Snyder in form and substance from counsel reasonably satisfactory to Snyder to the effect that such Stockholder may transfer the Snyder Common Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Snyder in form and substance agreeing to be bound by the restrictions on transfer contained herein.

         (g) Pooling of Interests. Each of the Stockholders and Snyder shall not take any action which would prevent the transactions contemplated by this Agreement from being accounted for as a pooling of interests for financial reporting purposes.

          (h) Employees. It is the current intention of Snyder that the Surviving Corporation shall continue to employ the current employees of MMD in their current condition of employment, including at the same level of compensation; provided, however, the decision to retain any of the employees currently employed by MMD, the duration of their retention, and the terms and conditions upon which such persons will be employed shall be in the discretion of Snyder and the Surviving Corporation.

         (i)     Obligations to Lazard Freres.   Snyder acknowledges that any
obligation to Lazard Freres arising out of or related to that letter agreement between Lazard Freres and MMD dated June 8, 1995 is solely the obligation of MMD (and upon consummation of the Merger, the Surviving Corporation). Snyder shall indemnify and hold harmless each of the Stockholders from, and shall reimburse each of the Stockholders for, any and all losses, damages, deficiencies, claims liabilities, obligations, suits, actions, fees, costs or expenses of any nature whatsoever resulting or arising from or related to any claim made by Lazard Freres against the Stockholders, MMD, the Surviving Corporation or Snyder arising out of or related to the letter agreement.

         8.      Conditions to Obligation to Close.

         (a) Conditions to Obligation of SAC and Snyder. The obligations of SAC and Snyder to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

                 (i) this Agreement and the Merger shall have been approved by the Stockholders in accordance with the New Jersey GCL;

                 (ii) the Stockholders and MMD shall have delivered to SAC and Snyder a certificate to the effect that, to theknowledge of the Stockholders and MMD no action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would
(A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Snyder to own the capital stock of the Surviving Corporation, or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect);

                 (iii) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(a)(i), Section 5(b)(ii), and Section 6(c) above;

                 (iv) SAC and Snyder shall have received from counsel to the Stockholders and MMD an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to SAC and Snyder, and dated as of the Closing Date;

                 (v) the Stockholders shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Exhibit C, together with any counterparts signed by the Escrow Agent and blank stock powers executed by each of the Stockholders with respect to the Snyder Common Shares to be held in the Escrow Deposit (as defined in Section 9(f)(ii));

                 (vi) Barbara Saltzman shall have executed and delivered the employment agreement substantially in the form attached hereto as Exhibit D;

                 (vii) SAC and Snyder shall have received an opinion from Goldstein, Golub, Kessler & Company, P.C., certified public accountants and independent accountants to MMD, addressed to SAC and Snyder, and dated as of the Closing Date, to the effect that Goldstein, Golub, Kessler & Company, P.C. is not aware of any circumstance related to MMD that would prohibit the transactions contemplated by this Agreement from being accounted for as a pooling of interests for financial reporting purposes;

                 (viii) Goldstein, Golub, Kessler & Company, P.C. shall provide a letter addressed to Snyder that it will, upon the reasonable request of Snyder, provide its consent for the inclusion by Snyder of MMD's audited financial statements in any filing made by Snyder with the Securities and Exchange Commission;

                 (ix) SAC and Snyder shall have received satisfactory evidence that all bonus plans under which Mrs. Saltzman is a beneficiary have been terminated effective November 1, 1996; and

SAC and Snyder may waive any condition specified in this Section 8(a) if they execute a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Stockholders. The obligation of the Stockholders and MMD to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) SAC and Snyder shall have delivered to the Stockholders and MMD a certificate to the effect that no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (ii) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 5(a)(ii), Section 5(b)(ii), and Section 6(c) above;

                 (iii) Snyder shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Exhibit C, together with any counterparts signed by the Escrow Agent with respect to the Snyder Common Shares to be held in the Escrow Deposit (as defined in Section 9(f)(ii));

                 (iv) Snyder (or the Surviving Corporation) shall have executed and delivered the employment agreement for Barbara Saltzman substantially in the form attached hereto as Exhibit D;

                 (v) Snyder shall have executed and delivered the registration rights agreement substantially in the form attached hereto as Exhibit E; and

                 (vi) the Stockholders shall have received from counsel to SAC and Snyder an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Stockholders, and dated as of the Closing Date.

The Stockholders may waive any condition specified in this Section 8(b) if they execute a writing so stating at or prior to the Closing.

         9.      Indemnification.

         (a) Indemnity Obligations of the Stockholders. Subject to the limitations set forth in Section 9(f)(i) below, each of the Stockholders hereby, severally, but not jointly, agrees to indemnify and hold Snyder and the Surviving Corporation harmless from, and to reimburse Snyder and the Surviving Corporation for, any Snyder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Snyder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of the Stockholders or MMD which is contained in this Agreement; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Stockholders or MMD which are contained in or made pursuant to this Agreement; (iii) any claim for periods prior to the Closing Date that results from the audit currently being conducted by the IRS (the "IRS Audit") regarding MMD's classification of sales representatives as independent contractors (an "IC Claim"); and (iv) all interest, penalties and costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 9(a).

         (a) Indemnity Obligations of Snyder. Snyder hereby agrees to indemnify and hold each of the Stockholders harmless from, and to reimburse each of the Stockholders for, any Stockholder Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Stockholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Stockholders resulting from (i) any breach of any representation and warranty of SAC or Snyder which is contained in this Agreement; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of SAC or Snyder which are contained in or made pursuant to the terms and conditions of this Agreement; and (iii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 9(b).

         (c) Decisions by the Stockholders. The decisions of the Stockholders with respect to asserting Stockholder Indemnity Claims against Snyder, defending all Snyder Indemnity Claims, consenting to, compromising or settling all Stockholder Indemnity Claims and Snyder Indemnity Claims, conducting negotiations with SAC and Snyder and its representatives regarding such claims, dealing with Snyder and the Escrow Agent under the Escrow Agreement referred to in Section 9(f)(ii) with respect to all matters arising under such Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing shall be determined by the affirmative vote of the Requisite Stockholders. The vote of the Requisite Stockholders shall be binding on all of the Stockholders, as if each Stockholder were acting on his or her own behalf. Snyder shall have the right to rely upon all actions taken or omitted as a result of the vote of the Requisite Stockholders pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon each of the Stockholders.

         (d) Notification of Claims. Subject to the provisions of Section 9(e), in the event of the occurrence of an event which any party asserts constitutes a Snyder Indemnity Claim or a Stockholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. If so desired by any indemnifying party, such party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim.

         (e) Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing. Such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, shall expire on the earlier of (i) the date of issuance of the report of Snyder's independent accountants with respect to the audited consolidated financial statements of Surviving Corporation and Snyder for the fiscal year ending December 31, 1997 or (ii) the first anniversary of the Closing Date; provided, however, any claim that is an IC Claim shall survive until the later of the expiration of the statute of limitations with respect thereto or the conclusion of the IRS Audit.

         (f)     Limitations.

                 (i) Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under this Merger Agreement shall be payable by the indemnifying party only in the event, and to the extent, that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed the amount of $350,000 in the aggregate (the "Indemnification Threshold"); provided, however, the Indemnification Threshold shall not be applicable to any Snyder Indemnity Claim that is incurred by Snyder as a result of an intentional breach of a representation and warranty as described in Section 9(f)(ii) below. In addition, the aggregate liability of the Stockholders for amounts in excess of the Indemnification Threshold shall be further limited to the following amounts: (A) the aggregate liability of the Stockholders for any IC Claim and for any unintentional breach of the representations and warranties contained in this Agreement, except for representations contained in Sections 5(a), 6(b) and 6(b-1) and the first sentence of paragraph 6(a), shall be limited to the Deemed Escrow Value of the Escrow Deposit (each as defined below); (B) the aggregate liability of the Stockholders for any breach of the representations and warranties contained in Sections 5(a), 6(b) and 6(b-1) and the first sentence of Section 6(a) shall be limited to the Share Consideration received by the Stockholders in the Merger valued at the Merger Share Price; and (C) notwithstanding the foregoing, the aggregate liability of the Stockholders for any "intentional breach" of the representations and warranties contained in this Agreement shall be limited to the Share Consideration received by the Stockholders in the Merger valued at the Merger Share Price. For the purposes of this Agreement, an "intentional breach" of a representation and warranty shall be deemed to have occurred only if any Stockholder had current, actual knowledge of any information required to be disclosed pursuant to this Agreement and intentionally fails to disclose such information to Snyder and SAC. The current, actual knowledge of a Stockholder, solely for the purposes of determining whether an intentional breach has occurred (and for the purpose of Section 6(x)), shall not include the knowledge of MMD's independent accountants and tax advisors. Furthermore, the Stockholders will not be deemed to have current, actual knowledge of information based solely on the existence of such information in the books, records and files of MMD; provided, however, that the Stockholders hereby acknowledge and agree that for the purposes of determining current, actual knowledge, Snyder shall have the right to introduce to a trier of fact circumstantial evidence of the type that would permit the inference by such trier of fact that such Stockholder would have had current, actual knowledge. The Stockholders hereby acknowledge and agree that in the event that a Stockholder has committed an intentional breach, such intentional breach shall be imputed to the remaining Stockholders and, Snyder, subject to the limitations contained in this Agreement, shall have to right to recover the damages, on a several basis, as a result of such intentional breach from all of the Stockholders. Notwithstanding the foregoing, in the event that a Snyder Indemnity Claim results from an intentional breach of Section 6(x), Snyder shall first bring a claim against the individual Stockholder to which the intentional breach is attributed and to the extent that Snyder's recovery is less than such Snyder Indemnity Claim (the difference between the amount recovered and such Snyder Indemnity Claim being the "Deficiency"), Snyder may recover damages from the remaining two Stockholders, on a several basis, for the amount equal to the Deficiency; provided, however, any payment made by a Stockholder with respect to the Deficiency shall not exceed 25% of the Share Consideration received by such Stockholder in the Merger.

                 (ii) The Stockholders shall deposit into escrow, with the Escrow Agent named in the Escrow Agreement, a total of 135,450 of the Snyder Common Shares (such deposit being referred to as the "Escrow Deposit") issued in connection with the Merger. Until such time as the aggregate amount of Snyder Indemnity Claims in excess of the Indemnification Threshold which have been definitively resolved to be payable in favor of Snyder (or the Surviving Corporation for the benefit of SAC) shall equal or exceed the amount of the Deemed Escrow Value (as hereinafter defined), all Snyder Indemnity Claims shall, subject to the limitations set forth in Section 9(f)(i) above, be satisfied first out of the Snyder Common Shares held in the Escrow Deposit, as further provided under the terms of the Escrow Agreement. For purposes hereof, all Snyder Common Shares returned to Snyder in settlement of any Snyder Indemnity Claims under the Escrow Agreement shall be valued at the Merger Share Price. Subject to the limitations set forth in Section 9(f)(i) above and except as otherwise provided in this Agreement, at such time as the aggregate amount of Snyder Indemnity Claims in excess of the Indemnification Threshold which have been definitively resolved to be payable in favor of Snyder (or the Surviving Corporation for the benefit of SAC) shall exceed the Deemed Escrow Value, each of the Stockholders shall thereafter be severally liable to Snyder (or the Surviving Corporation for the benefit of SAC) for such claims. For purposes hereof, all Snyder Common Shares returned to Snyder in settlement of any Snyder Indemnity Claims under the Escrow Agreement shall be valued at the Merger Share Price.

                 (iii) For purposes of this Agreement, the term "Deemed Escrow Value" shall mean the value of the Snyder Common Shares to be transferred by the Stockholders into the Escrow Deposit, determined by multiplying such number of Snyder Common Shares times the Merger Share Price. With respect to any Snyder Common Shares to be returned to Snyder by the Stockholders in settlement of Snyder Indemnity Claims pursuant to this Section 9(f), any dividends previously paid in respect of such returned Snyder Common Shares (whether paid in cash, Snyder Common Shares or other property) shall also be returned to Snyder, provided that the value of such dividends shall not be taken into account for purposes of determining the value of such returned Snyder Common Shares, as contemplated under paragraph 47g of Accounting Principles Board Opinion No. 16 (Interpretation No. 121).

                 (iv) Any liability of SAC and Snyder under this Agreement for Stockholder Indemnity Claims (other than pursuant to item (iii) of Section 9(b)) shall be satisfied solely through the issuance of additional Snyder Common Shares, such additional Snyder Common Shares to be valued at the Merger Share Price and to be issued on a pro rata basis to the Stockholders based on their relative equity interests in MMD immediately prior to the consummation of the Merger. Notwithstanding the foregoing, in the event (A) that a Stockholder Indemnity Claim arises as a result of a breach by Snyder of the representations and warranties contained in Sections 5(b)(vi), (vii) or (viii),
(B) that the consequences of such breach causes the price of a Snyder Common Share as reported on the New York Stock Exchange to decrease to a price that is below the Merger Share Price and (C) that on the date of Snyder's settlement of such Stockholder Indemnity Claim, the price of a Snyder Common Share as reported on the New York Stock Exchange continues to be a price that is less than the Merger Share Price, then Snyder shall settle its obligation to pay such Stockholder Indemnity Claim (to the extent not prohibited by pooling of interests' restrictions) in Snyder Common Shares valued at the price of a Snyder Common Share as reported on the New York Stock Exchange on the date of settlement.

         10.     Miscellaneous.

         (a) Nature of Certain Obligations. The representations and warranties of each of the Stockholders in this Agreement are several obligations. This means, subject to the limitations contained in Section 9(f)(i), that each Stockholder will be liable in connection with a breach of a representation, warranty, or covenant for an amount equal to his or her pro rata portion any Snyder Indemnity Claim.

         (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or her rights, interests, or obligations hereunder without the prior written approval of Snyder and the Requisite Stockholders; provided, however, that Snyder may (i) assign any or all of its rights and interests hereunder to one or more of its Subsidiaries and (ii) designate one or more of its Subsidiaries to perform its obligations hereunder (in any or all of which cases Snyder nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Stockholders:

         Andrew J. Arkin
         4 East 70th Street
         New York, NY  10021

         Theodore U. Klein
         39 East 10th Street
         Apartment 1W
         New York, NY  10003

         Ms. Barbara Saltzman
         2 Trenor Drive
         New Rochelle, New York  10804

         With copies to:

         Rosenman & Colin LLP
         575 Madison Avenue
         New York, NY  10022
         Attn:  Edward H. Cohen, Esq.

         Tenzer, Greenblatt LLP
         405 Lexington Avenue
         New York, New York  10174
         Attention:  Benjamin Raphan, Esq.

         Epstein, Becker & Green, P.C.
         75 State Street
         27th Floor
         Boston MA 02109

         Attention: Gabor Garai, Esq.
         Telecopy:  (617) 964-3390

         If to Snyder:

         Mr. Clay Perfall
         Chief Financial Officer
         Snyder Communications, Inc.
         6903 Rockledge Drive, 15th Floor
         Bethesda, MD  20817

         With copy to:

         Shaw, Pittman, Potts & Trowbridge
         2300 N Street, N.W.
         Washington, D.C.  20037
         Attn: Thomas H. McCormick, Esq.
         Telecopy:  (202) 663-8007

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Snyder and the Requisite Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Snyder will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Stockholders will bear their own costs and expenses and MMD's costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or any of the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

         (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    SNYDER:


                                    SNYDER COMMUNICATIONS, INC.

                                    By: /s/ MICHELLE D. SNYDER
                                        ----------------------------------------
                                    Its: Vice Chairman, Executive Vice President
                                           Chief Operating Officer
                                        ----------------------------------------

                                    SAC:

                                    SNYDER ACQUISITION CORP.


                                    By: /s/ MICHELLE D. SNYDER
                                        ----------------------------------------
                                    Its:  Vice President
                                        ----------------------------------------

                                   MMD:


                                   MMD, INC.



                                   By:  /s/ BARBARA SALTZMAN
                                       -----------------------------------------
                                   Its:     PRESIDENT
                                       -----------------------------------------


                                   STOCKHOLDERS:

                                                  /s/ ANDREW ARKIN
                                   ---------------------------------------------
                                                     Andrew Arkin

                                                  /s/ THEODORE KLEIN
                                   ---------------------------------------------
                                                    Theodore Klein

                                                 /s/ BARBARA SALTZMAN
                                   ---------------------------------------------
                                                   Barbara Saltzman